FORM 13F SUMMARY PAGE

Report Summary:
Number of Other Included Managers:		1
Form 13F Information Table Entry Total:	311
Form 13 F Information Table Value Total:	$5,578,606

List of Other Included Managers:

Provide a numbered list of the name(s) and Form 13F file number(s) of all institutionalinvestment managers with respect to which this report is files, other than the managerfiling this report.

[If there are no entries in this list, state "NONE" and
omit the column headings and list entries.]
No.	Form 13F File Number	Name
1.	28-4373			Sit Investment Fixed Income Advisors, Inc.